ADDENDUM TO AGREEMENT


     This Addendum entered into this 16th day of April 1998, between Bria Communications Corporation ("Bria"),a New Jersey Corporation and International Beverage Development Corporation ("IBDC"), a Delaware Corporation.

1. Fees and Commissions. Except as described in this section, no broker, finder, or other person or entity is entitled to any fee or commission from Bria, IBDC, Am Viet Development Corporation or Quang Tri for services rendered on behalf of any of them or in connection with the transaction and ongoing consulting services to the parties, Bria agrees to issue Hudson Consulting Inc. ("Hudson") or (the Consultant"), including their designees, a total of 5% of the authorized shares of Bria. The parties agree that there shall not be a reverse split for a one year period from the date of closing. Such shares shall be issued at Closing.

2. Term: Indemnification: All representations, warranties, covenants and agreements made herein and in the exhibits attached hereto shall survive the execution and delivery of the Agreement and payment pursuant thereto. The officers and directors of IVDC hereby agree, jointly an severaly, to indenmify, defend, and hold harmless Bria, and its officers and directors from and against any damage, loss liability, or expense (including, without limitation, reasonable expenses of investigation and reasonable attorney's fees) arising our of any material breach of any representation, warranty, covenant, or agreement made by the officers and directors of Bria in the Agreement.



                                           BRIA COMMUNICATIONS CORPORATION

Attest: /s/Barbara Lifschutz               BY: /s/Richard Lifschutz

                                           INTERNATIONAL BEVERAGE
                                           DEVELOPMENT CORPORATION


Attest:/s/ Marie N. Shaw                   BY:/s/James A. Tilton